Exhibit 5.01

1600 Amphitheatre Parkway, Mountain View, CA 94043 USA

February 3, 2020

Alphabet Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

Ladies and Gentlemen:

I am Vice President, Legal at Google LLC, a wholly-owned subsidiary of Alphabet Inc., a Delaware corporation (the “Company”). This opinion is being rendered in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company today with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of $128,000,000 in deferred compensation obligations (the “Obligations”) of the Company under the Alphabet Inc. Deferred Compensation Plan (the “Plan”).

In arriving at the opinion expressed below, I have reviewed the Plan and the originals, or copies certified or otherwise identified to my satisfaction, of such corporate records of the Company and such other documents, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and not verified the accuracy as to factual matters of each document that I have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that the Obligations, when issued in accordance with the terms of the Plan, will be legally valid and binding obligations of the Company, enforceable in accordance with their terms.

The opinion expressed above is further subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and is limited to the law of the State of California.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” under the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Kathryn W. Hall

Kathryn W. Hall, Esq.